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EXHIBIT 3.9

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                            DOVE ENTERTAINMENT, INC.

           The undersigned certify that:

1. They are the President and Chief Executive Officer and the Secretary, respectively, of Dove Entertainment, Inc., a California corporation (the "Corporation").

2. Article I of the Corporation's Articles of Incorporation is amended in its entirety to read as follows:

The name of this corporation is NewStar Media Inc.

3. The amendment herein set forth has been duly approved by the Board of Directors of the Corporation.

4. The amendment herein set forth has been duly approved by the required vote of the shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of common stock of the Corporation is 6,341,544. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  May 1, 1998


                                           /s/ RONALD LIGHTSTONE
                                           -------------------------------------
                                           Ronald Lightstone, President and
                                           Chief Executive Officer


                                           /s/ ROBERT MURRAY
                                           -------------------------------------
                                           Robert Murray, Secretary